Exhibit 10.41

DSP GROUP, INC. 2012 Equity INCENTIVE PLAN AMENDED AND RESTATED DIRECTOR EQUITY SUB-PLAN

NOTICE OF Restricted Stock Unit AWARD

Director’s Name and Address:

You (the “Director”) have been granted an award of Restricted Stock Units (the “Award”), subject to the terms and conditions of this Notice of Restricted Stock Unit Award (the “Notice”), the DSP Group, Inc. 2012 Equity Incentive Plan, as amended from time to time (the “Plan”), the Amended and Restated Director Equity Sub-Plan of the Plan (the “Sub-Plan”) and the Restricted Stock Unit Agreement (the “Agreement”) attached hereto, as follows. Unless otherwise provided herein, the terms in this Notice shall have the same meaning as those defined in the Plan and the Sub-Plan. In the event of any inconsistency or contradiction between any of the terms of this Notice and the provisions of the Plan and the Sub-Plan, the terms and provisions of this Notice shall prevail.

Award Number
Date of Award
Vesting Commencement Date
Total Number of Restricted Stock Units Awarded (the “Units”)

Vesting Schedule:

Subject to the Director’s Continuous Status as a Director and other limitations set forth in this Notice, the Agreement, the Plan and the Sub-Plan, the Units will vest in accordance with the following schedule:

100% of the Units will vest upon the one-year anniversary of the Vesting Commencement Date.

In addition, the Units shall be subject to the terms of Section 10 of the Sub-Plan.

For purposes of this Notice and the Agreement, the term “vest” shall mean, with respect to any Units, that such Units are no longer subject to forfeiture to the Company. If the Director would become vested in a fraction of a Unit, such Unit shall not vest until the Director becomes vested in the entire Unit.

[Vesting shall cease upon the date of termination of the Director’s Continuous Status as a Director for any reason, including death or Disability. In the event of termination of the Director’s Continuous Status as a Director for any reason, including death or Disability, any unvested Units held by the Director immediately upon such termination of the Director’s Continuous Status as a Director shall be forfeited and deemed reconveyed to the Company and the Company shall thereafter be the legal and beneficial owner of such reconveyed Units and shall have all rights and interest in or related thereto without further action by the Director.]

IN WITNESS WHEREOF, the Company and the Director have executed this Notice and agree that the Award is to be governed by the terms and conditions of this Notice, the Plan, the Sub-Plan and the Agreement.

DSP Group, Inc.
a Delaware corporation

By:

Title:

Date:

THE DIRECTOR ACKNOWLEDGES AND AGREES THAT THE UNITS SHALL VEST, IF AT ALL, ONLY DURING THE PERIOD OF THE DIRECTOR’S CONTINUOUS STATUS AS A DIRECTOR OR AS OTHERWISE SPECIFICALLY PROVIDED HEREIN (NOT THROUGH BEING GRANTED THIS AWARD OR ACQUIRING SHARES HEREUNDER). THE DIRECTOR FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS NOTICE, THE AGREEMENT, NOR IN THE PLAN AND THE SUB-PLAN, SHALL CONFER UPON THE DIRECTOR ANY RIGHT WITH RESPECT TO CONTINUATION OF THE DIRECTOR’S CONTINUOUS SERVICE, NOR SHALL IT INTERFERE IN ANY WAY WITH THE DIRECTOR’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE DIRECTOR’S CONTINUOUS SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT NOTICE.

The Director acknowledges receipt of a copy of the Plan, the Sub-Plan and the Agreement, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Award subject to all of the terms and provisions hereof and thereof. The Director has reviewed this Notice, the Plan, the Sub-Plan and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice, and fully understands all provisions of this Notice, the Plan, the Sub-Plan and the Agreement. The Director hereby agrees that all questions of interpretation and administration relating to this Notice, the Plan, the Sub-Plan and the Agreement shall be resolved by the Administrator in accordance with Section 8 of the Agreement. The Director further agrees to the venue selection and waiver of a jury trial in accordance with Section 9 of the Agreement. The Director further agrees to notify the Company upon any change in the residence address indicated in this Notice.

Date:
Director’s Signature

Director’s Printed Name

Address

City, State & Zip

Award Number: __________________

DSP GROUP, INC. 2012 EQUITY INCENTIVE PLAN AMENDED AND RESTATED DIRECTOR EQUITY SUB-PLAN

RESTRICTED STOCK UNIT AGREEMENT

1.     Issuance of Units. DSP Group, Inc., a Delaware corporation (the “Company”), hereby issues to the Director (the “Director”) named in the Notice of Restricted Stock Unit Award (the “Notice”) an award (the “Award”) of the Total Number of Restricted Stock Units Awarded set forth in the Notice (the “Units”), subject to the Notice, this Restricted Stock Unit Agreement (the “Agreement”), the terms and provisions of the DSP Group, Inc. 2012 Equity Incentive Plan, as amended from time to time (the “Plan”) and the Amended and Restated Director Equity Sub-Plan of the Plan (the “Sub-Plan”), which are incorporated herein by reference. Unless otherwise provided herein, the terms in this Agreement shall have the same meaning as those defined in the Plan, the Sub-Plan and the Notice.

2.     Transfer Restrictions. The Units may not be transferred in any manner other than by will or by the laws of descent and distribution and may be converted during the lifetime of the Director only by the Director.

3.     Conversion of Units and Issuance of Shares.

(a)     General. Subject to Sections 3(b) and 3(c), one share of Common Stock shall be issuable for each Unit subject to the Award (the “Shares”) upon vesting. Immediately thereafter, or as soon as administratively feasible, the Company will deliver the appropriate number of Shares to the Director after satisfaction of any required tax or other withholding obligations. Any fractional Unit remaining after the Award is fully vested shall be discarded and shall not be converted into a fractional Share. Notwithstanding the foregoing, the relevant number of Shares shall be delivered to the Director no later than March 15th of the year following the calendar year in which the Award vests.

(b)     Delay of Conversion. The conversion of the Units into the Shares under Section 3(a) above, shall be delayed in the event the Company reasonably anticipates that the issuance of the Shares would constitute a violation of federal securities laws or other Applicable Laws. If the conversion of the Units into the Shares is delayed by the provisions of this Section 3(b), the conversion of the Units into the Shares shall occur at the earliest date at which the Company reasonably anticipates issuing the Shares will not cause a violation of federal securities laws or other Applicable Laws. For purposes of this Section 3(b), the issuance of Shares that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not considered a violation of Applicable Laws.

(c)     Delay of Issuance of Shares. The Company shall delay the delivery of any Shares under this Section 3 to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies); in such event, any Shares to which the Director would otherwise be entitled during the six (6) month period following the date of the Director’s termination of Continuous Service will be delivered on the first business day following the expiration of such six (6) month period.

4.     Right to Shares. The Director shall not have any right in, to or with respect to any of the Shares (including any voting rights or rights with respect to dividends paid on the Common Stock) issuable under the Award until the Award is settled by the issuance of such Shares to the Director.

5.     Taxes.

(a)     Tax Liability. The Director is ultimately liable and responsible for all taxes owed by the Director in connection with the Units, regardless of any action the Company or any Related Entity takes with respect to any tax withholding obligations that arise in connection with the Units. Neither the Company nor any Related Entity makes any representation or undertaking regarding the treatment of any tax withholding in connection with any aspect of the Units, including the grant, vesting, assignment, release or cancellation of the Units, the delivery of Shares, the subsequent sale of any Shares acquired upon vesting and the receipt of any dividends or dividend equivalents. The Company does not commit and is under no obligation to structure the Units to reduce or eliminate the Director’s tax liability.

(b)     Payment of Withholding Taxes. No Shares will be delivered to the Director until the Director has made arrangements acceptable to the Administrator for the satisfaction of applicable income tax and employment tax withholding obligations, including, without limitation, such other tax obligations of the Director incident to the receipt of Shares. The Company or the Director’s employer, as applicable, may offset or withhold (from any amount owed by the Company or the Director’s employer to the Director) or collect from the Director an amount sufficient to satisfy such tax withholding obligations. Furthermore, in the event of any determination that the Company or the Director’s employer, as applicable, has failed to withhold a sum sufficient to pay all withholding taxes due in connection with the Award, the Director agrees to indemnify the Company or the Director’s employer, as applicable, and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Director, and pay them the amount of such deficiency in cash within five (5) days after receiving a written demand from the Company or the Director’s employer, as applicable, to do so, whether or not the Director is an employee of the Company and/or the Director’s employer at that time.

(c)     Tax Consultation. The Director is advised to consult with a tax advisor with respect to the tax consequences of receiving or converting Units hereunder. The Company and/or the Director’s employer do not assume any responsibility to advise the Director on such matters, which shall remain solely the responsibility of the Director.

6.     Entire Agreement; Governing Law. The Notice, the Plan, the Sub-Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Director with respect to the subject matter hereof, and may not be modified adversely to the Director’s interest except by means of a writing signed by the Company and the Director. Nothing in the Notice, the Plan, the Sub-Plan and this Agreement (except as expressly provided therein) is intended to confer any rights or remedies on any persons other than the parties. The Notice, the Plan, the Sub-Plan and this Agreement are to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties, provided that the tax treatment and the tax rules and regulations applying hereto shall be the Ordinance and Rules. Should any provision of the Notice, the Plan, the Sub-Plan or this Agreement be determined to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

7.     Construction. The captions used in the Notice and this Agreement are inserted for convenience and shall not be deemed a part of the Award for construction or interpretation. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

8.     Administration and Interpretation. Any question or dispute regarding the administration or interpretation of the Notice, the Plan, the Sub-Plan or this Agreement shall be submitted by the Director or by the Company to the Administrator. The resolution of such question or dispute by the Administrator shall be final and binding on all persons.

9.     Venue and Jurisdiction. The Company and the Director agree that any suit, action, or proceeding arising out of or relating to the Notice, the Plan, the Sub-Plan or this Agreement shall be brought in the United States District Court for the District of Delaware (or should such court lack jurisdiction to hear such action, suit or proceeding, in a Delaware state court) and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section 9 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable

10.   Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party.

11.   Amendment and Delay to Meet the Requirements of Section 409A. The Director acknowledges that the Company, in the exercise of its sole discretion and without the consent of the Director, may amend or modify this Agreement in any manner and delay the issuance of any Shares issuable pursuant to this Agreement to the minimum extent necessary to meet the requirements of Section 409A of the Code as amplified by any Treasury regulations or guidance from the Internal Revenue Service as the Company deems appropriate or advisable. In addition, the Company makes no representation that the Award will comply with Section 409A of the Code and makes no undertaking to prevent Section 409A of the Code from applying to the Award or to mitigate its effects on any deferrals or payments made in respect of the Units. The Director is encouraged to consult a tax adviser regarding the potential impact of Section 409A of the Code.

END OF AGREEMENT